Exhibit 10.03

AMENDMENT TO OPERATING AGREEMENT

This Amendment (“Amendment”) to the Operating Agreement (defined below) is entered into and made effective as of the last date signed below, by and between PayPal Holdings, Inc.; PayPal, Inc.; PayPal Pte Ltd.; PayPal Payments Pte Holdings, S.C.S., on the one hand (collectively, “PayPal”), and eBay Inc.; eBay International AG, on the other hand (collectively, “eBay”). PayPal and eBay are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, eBay and PayPal have entered into an Operating Agreement (the “Agreement”), pursuant to which PayPal shall provide Credit Services, Payment Services and Related Services to eBay and its customers effective as of the Effective Time (as defined in the Agreement).

WHEREAS, eBay and PayPal wish to make certain changes to the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	The definition of “Permitted Recipient” is hereby amended by replacing it in its entirety with the following language:

“Permitted Recipient” shall have the meaning set forth in Section 3.2(e).

2.	Section 6.3(a) of the Agreement is hereby amended by replacing it in its entirety with the following language:

“(a)    Calculation. No later than the last business day of each Month during the Term, eBay will provide to PayPal the following: the estimated Penetration Rate for the previous Month and an estimate of the Penetration Rate for the Quarter in which the current Month is included. The data provided by eBay will include country level detail of the Penetration Rate for at least the highest ten Covered Jurisdictions, measured by eBay Addressable GMV. In making its calculations, eBay will utilize foreign exchange rates consistent with those utilized by eBay for its internal planning and budgeting purposes. Each Party acknowledges that the Penetration Rate data to be provided by eBay is commercially sensitive and, accordingly, each Party agrees to restrict access to the Penetration Rate data to its senior executive team and those of its Personnel who need access to such information to execute their job responsibilities, including accounting and financial reporting Personnel.”

3.	Section 7.1(a) of the Agreement is hereby amended by replacing it in its entirety with the following language:

“(a)     Within three (3) business days following the end of each Quarter, PayPal shall deliver to eBay (i) an initial calculation of the estimated Aggregate Quarterly Fee payable by eBay or PayPal, as applicable, for such Quarter, including each of the component fees, (ii) a true up of the prior Quarter initial calculation of the estimated Aggregate Quarterly Fee (“True-Up”) and (iii) a calculation of the estimated Activated New Users for such Quarter, PayPal Net TPV on eBay Properties completed through the Credit Services for such Quarter and the PayPal Net TPV Off eBay for such Quarter (each such statement and associated information, a “Quarterly Statement”). The

Quarterly Statement shall also include the estimated Penetration Rate for such Quarter (calculated using the Penetration Rate for each Month included in such Quarter that has been delivered by eBay to PayPal pursuant to Section 6.3(a)). The Parties will determine amongst themselves what additional information shall be included in the Quarterly Statements and the form, substance and recipients of any invoices issued in respect to the Aggregate Quarterly Fee or otherwise under this Article VII payable by eBay or PayPal, as applicable, for each Quarter.”

4.	Section 7.1(b) of the Agreement is hereby amended by replacing it in its entirety with the following language:

“(b)     Subject to Section 7.1(c), if a Quarterly Statement indicates that eBay is entitled to receive a payment from PayPal, then PayPal shall, or shall cause its applicable Affiliates to, pay to eBay the undisputed amount due pursuant to such Quarterly Statement within sixty (60) days after PayPal’s delivery of such Quarterly Statement. Subject to Section 7.1(c), if the Quarterly Statement indicates that PayPal is entitled to receive a payment from eBay, then eBay shall, or shall cause its applicable Affiliates to, pay to PayPal the undisputed amount due pursuant to such Quarterly Statement within sixty (60) days after eBay’s receipt of such Quarterly Statement.”

5.	Section 8.3(a) of the Agreement is hereby amended by replacing it in its entirety with the following language:

“(a)     Subject to Section 8.3(c), if any External Audit conducted pursuant to Section 8.2 or any Internal Audit conducted pursuant to Section 15.3 reveals that eBay overpaid any amount due or is owed any amount under this Agreement (except for any portion thereof disputed in good faith), PayPal shall within ten (10) business days after such determination reimburse eBay the amount of such underpayment or pay to eBay the amount owed, in each case plus interest accruing at the Interest Rate from the date of payment by eBay or the date such payment should have been made to eBay to the time of reimbursement or payment by PayPal. If any External Audit reveals any material inaccuracy of the Quarterly Statements or Aggregate Quarterly Fees resulting from the conduct of or information provided by PayPal that equals or exceeds Five Hundred Thousand Dollars ($500,000) and also amounts to ten percent (10%) or more of the total amount payable by eBay for any period covered by the review, PayPal shall reimburse eBay for the cost of such External Audit. Notwithstanding the foregoing, the Parties agree that for the purpose of verifying the accuracy of the Quarterly Statements or the Aggregate Quarterly Fees, differences resulting exclusively from changes in the Penetration Rate shall not be taken into consideration prior to the True-Up.”

6.	Section 14.2 of the Agreement is hereby amended by replacing it in its entirety with the following language:

“14.2 During the Term, except as otherwise expressly contemplated in this Agreement or the Transition Services Agreement, other than PaisaPay as a payment solution on ebay.in, eBay and its controlled Affiliates shall not, directly or indirectly, engage in the business of marketing, distributing, promoting or selling their own proprietary payment solution for use (i) on the eBay Covered Properties or (ii) on any Properties in the Covered Jurisdictions that are not eBay Properties; but notwithstanding the foregoing, nothing in this Agreement shall (the “eBay Restricted Business”).

7.	Section 15.3(a) of the Agreement is hereby amended by replacing it in its entirety with the following language:

“(a)    At least annually, each Party shall conduct, at its sole cost and expense, an internal audit of its compliance with this Agreement (each, an “Internal Audit” and, together with an External Audit, an “Audit”). The Party conducting the Internal Audit is referred to here-in as the “Internal Audit Party.” The Internal Audit shall be conducted in accordance with the Internal Audit Party’s customary internal audit procedures and policies. The Internal Audit Party shall create a detailed written report of the results and findings of each review, and simultaneously provide copies of the report to the Chief Executive Officers of each of eBay and PayPal and the Audit Committees of the boards of directors of each of eBay and PayPal (the “Audit Committees”); provided, that such report shall not contain any Highly Sensitive Information that, if disclosed to such Audit Committees, would cause the Internal Audit Party competitive harm, and shall not disclose any information to the extent disclosure of such information to the Audit Committees would violate applicable Law.”

8.	Section 15.4 of the Agreement is hereby amended by replacing it in its entirety with the following language:

“15.4    Operational Review. During the Month of December of each Calendar Year during the Term (or such other Month as is mutually agreed by the Parties), the Chief Executive Officer of each of eBay and PayPal shall prepare a written assessment of each Party’s compliance under this Agreement and the Product Development Agreement, the costs and benefits of this Agreement and the Product Development Agreement to eBay or PayPal, as applicable, the Product Development Plan for the upcoming Calendar Year, the Parties’ performance of the Development Projects included in the Product Development Plan for the current Calendar Year and any other aspect of the relationship between the Parties governed by this Agreement and the Product Development Agreement as such Chief Executive Officer deems relevant (a “CEO Assessment”). The CEO Assessments shall be distributed to the Chairman of the board of directors, Chief Executive Officer and Chairman of the Audit Committee of eBay and PayPal as well as any member of the eBay or PayPal board of directors who served as the Chief Executive Officer or Chief Financial Officer of eBay immediately prior to the Effective Time (the “Operational Review Group”). At the first regularly scheduled meeting of the boards of the directors of each of eBay and PayPal following the distribution of the CEO Assessments (or at such other time as mutually agreed by the Chairmen of the board of directors of each of eBay and PayPal), management of each Party shall provide its board of directors an overview of the CEO Assessments and the relationship between the Parties. The CEO of eBay and PayPal, as applicable, will also report any findings noted in each Audit report produced in an External Audit or Internal Audit and will present an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such Audit report, and, unless mutually agreed by the Parties, the Party responding to a deficiency, concern and/or recommendation in an Audit report shall, at its own expense, undertake remedial action in accordance with such action plan. Such report may be made to the Audit Committee or the full board of the respective Party, as determined by the Chair of the Party’s board. At the election of the board of either of the Parties, the Operational Review Group shall meet following the distribution of the CEO Assessment, or at such other time as mutually agreed, to review the

CEO Assessments and other aspects of the relationship between the Parties governed by this Agreement as the Operational Review Group shall deem relevant.”

9.	General:

9.1.
All terms and conditions of the Agreement remain in full force and effect except to the extent expressly amended by this Amendment. No other amendment, supplement or modification to the Amendment shall be effective unless mutually agreed by the Parties in writing. If there is a conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment will control, but only to the extent of such conflict. The laws of the state specified in the choice of law provision in the Agreement shall govern the validity, interpretation and application of this Amendment and the rights and obligations of the Parties hereunder.

9.2.
The Agreement, as amended hereby, together with this Amendment constitute the full and entire understanding and agreement between the Parties regarding the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

9.3.
Each Party represents and warrants to the other Party that this Amendment has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signed counterparts may be transmitted by email as a scanned document with the same effect as if they had been manually signed and delivered.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives:

EBAY INC.	PAYPAL, INC.

By: /s/ Devin Wenig	By: /s/ Dan Schulman

Name Printed: Devin Wenig	Name Printed: Dan Schulman
Title: President and Chief Executive Officer	Title: President
Date: June 27, 2016	Date: June 27, 2016

EBAY INTERNATIONAL AG	PAYPAL PTE. LTD

By: /s/ J.P. Todd	By: /s/ Lim Bee Choo

Name Printed: J.P. Todd	Name Printed: Lim Bee Choo
Title: Director	Title: Director
Date: June 30, 2016	Date: June 28, 2016

PAYPAL PAYMENTS PTE. HOLDINGS S.C.S	PAYPAL HOLDINGS, INC.

By: /s/ Sean Byrne	By: /s/ Dan Schulman

Name Printed: Sean Byrne	Name Printed: Dan Schulman
Title: Director	Title: President and Chief Executive Officer
Date: June 29, 2016	Date: June 27, 2016

By: /s/ David Ferri

Name Printed: David Ferri
Title: Director
Date: June 29, 2016